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                                               Filing pursuant to Rule 424(b)(2)
                                            Registration Statement No. 333-79857


                              PROSPECTUS SUPPLEMENT

                     (TO PROSPECTUS DATED FEBRUARY 2, 2001)

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                                3,334,138 SHARES

                               GENERAL MAGIC, INC.

                                  COMMON STOCK

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         You should read this entire prospectus supplement, our base prospectus dated June 3, 1999 (effective as of July 15, 1999), the post-effective amendment to our base prospectus, dated July 26, 1999 (effective as of August 2, 1999), the accompanying post-effective amendment to our base prospectus, dated February 2, 2001, the accompanying Quarterly Report on Form 10-Q for the quarter ended September 30, 2000 and the other documents incorporated by reference into this prospectus supplement before you invest. These documents contain information you should consider carefully before making your investment decision. You should rely only on the information contained or incorporated by reference in this prospectus supplement and the accompanying prospectus. We have not authorized anyone else to provide you with different or additional information.

         This prospectus supplement and the accompanying prospectus do not constitute an offer to sell or a solicitation of an offer to buy any securities other than the common stock offered hereby. This prospectus supplement and the accompanying prospectus do not constitute an offer to sell or a solicitation of an offer to buy our common stock in any circumstances in which an offer or solicitation is unlawful.

         Information in this prospectus supplement replaces any inconsistent information in the base prospectus or the post-effective amendment to our base prospectus. Information in this prospectus supplement and the accompanying prospectus may change after the date on the front of the applicable document. You should not interpret the delivery of this prospectus supplement or the accompanying prospectus or the sale of the common stock as an indication that there has been no change in our affairs since that date.

         Our principal executive offices are located at 420 North Mary Avenue, Sunnyvale, California 94085. Our telephone number is (408) 774-4000.

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INVESTING IN OUR COMMON STOCK INVOLVES A HIGH DEGREE OF RISK. SEE "RISK FACTORS"
              BEGINNING ON PAGE 5 OF THE ACCOMPANYING PROSPECTUS.

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    NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES
COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS
  PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A
                               CRIMINAL OFFENSE.

                                 --------------

            The date of this Prospectus Supplement is March 30, 2001.


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                              PLAN OF DISTRIBUTION

         We entered into a common stock purchase agreement with Paul Revere Capital Partners, Ltd. ("Paul Revere") on March 30, 2001 (the "Common Stock Purchase Agreement"), pursuant to which Paul Revere agreed to purchase an aggregate of $2,000,000 of our common stock during the 60 business day pricing period spanning from April 12, 2001 to the sixtieth trading day thereafter, in one or more installments. The common stock will be sold to Paul Revere based upon the market price during that period. The maximum amount of common stock that we may issue to Paul Revere pursuant to this agreement is capped at 3,334,138 shares. In addition, we agreed to issue to Paul Revere warrants to purchase 200,000 shares of our common stock at an exercise price of $1.75 per share. The warrants are immediately exercisable and have a term of three years. We will also pay up to a $60,000 commission to the investment banking firm of Ladenburg Thalmann & Co., Inc., as a 3% placement agent fee for arranging this transaction. We have agreed to indemnify the placement agent against liabilities, including liabilities under the Securities Act of 1933.

         Paul Revere has committed to provide us up to $2,000,000, in one or more installments, within a 60 business day period, in return for common stock we issue to Paul Revere. Paul Revere has agreed to purchase, on each trading day during that 60 day period, a number of shares of our common stock equal to the quotient obtained by dividing $33,333.33 (which is 1/60th of the commitment amount) by 91% of the volume-weighted average daily price of our common stock on that trading day. As you can see, the per share dollar amount that Paul Revere pays for our common stock on each settlement date during the pricing period includes a 9% discount to the average daily market price of our common stock for each trading day during the pricing period, weighted by trading volume. We also granted Paul Revere the right to purchase up to the entire remaining $2,000,000 commitment amount not yet funded on any trading day during the 60 day pricing period that Paul Revere is required to purchase shares from us at the purchase price resulting from the formula in the Common Stock Purchase Agreement for that trading day. We will settle the transactions contemplated by the Common Stock Purchase Agreement, including the issuance of shares of our common stock to Paul Revere in exchange for the purchase price we may be entitled to therefor, on every tenth business day during the pricing period unless Paul Revere elects to settle on every fifth business day during the pricing period, in which case we will settle the transactions contemplated by the Common Stock Purchase Agreement on every fifth business day during the pricing period.

                           MARKET FOR OUR COMMON STOCK

         On March 29, 2001, the last reported sales price of our common shares on the Nasdaq National Market was $1.09 per share.

         As of March 14, 2001 we had 67,435,267 shares of common stock outstanding.

                SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

         Some of the statements in this prospectus supplement and the documents incorporated by reference are forward-looking statements. These forward-looking statements are subject to certain


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risks and uncertainties, including, among others, those listed under "Risk
Factors" on page 5 of the accompanying prospectus and in the documents incorporated by reference.

         In some cases, you can identify forward-looking statements by words such as "anticipates," "believes," "estimates," "seeks," expects," "plans," "intends," "future" and similar expressions.

         Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, events, levels of activity, performance, or achievements and therefore such expectations may be incorrect. You are cautioned not to place undue reliance on these forward-looking statements.

         All subsequent written and oral forward-looking statements attributable to us or to persons acting on our behalf are expressly qualified in their entirety by our cautionary statements. The forward-looking statements included or incorporated herein are made only as of the date of this prospectus supplement, or as of the date of the documents incorporated by reference. We do not intend, and undertake no obligation, to update these forward-looking statements.

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
                                TABLE OF CONTENTS

PROSPECTUS SUPPLEMENT
                                                                Page
                                                                ----

PLAN OF DISTRIBUTION                                             S-1

MARKET FOR OUR COMMON STOCK                                      S-1

SPECIAL NOTE REGARDING
FORWARD-LOOKING STATEMENTS                                       S-1


PROSPECTUS

                                                                Page
                                                                ----
ABOUT GENERAL MAGIC                                              3

THE OFFERING                                                     4

RISK FACTORS                                                     5

SPECIAL NOTE REGARDING
FORWARD-LOOKING STATEMENTS                                       14

USE OF PROCEEDS                                                  14

DILUTION                                                         15

PLAN OF DISTRIBUTION                                             15

LEGAL MATTERS                                                    16

EXPERTS                                                          16

WHERE YOU CAN FIND MORE INFORMATION                              16